Exhibit 99.1

StoneMor Partners L.P. Announces 2011 Year End Results

Levittown, PA, March 15, 2012 – StoneMor Partners L.P. (NYSE: STON) announced its results of operations and various critical financial measures today for both the three months and year ended December 31, 2011. Critical financial measures released include both GAAP measures as provided for in our quarterly and annual financial statements and non-GAAP measures that we believe are relevant to our ability to make cash distributions to common unitholders.

Critical financial measures:

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	(In thousands)		(In thousands)

Total revenues (a)	$58,725	$55,755	$228,388	$197,292
Production based revenue consisting of the total value of cemetery contracts written, funeral home revenues and investment and other income (b)	75,868	70,596	280,640	247,400

Operating profit (a)	861	(795)	9,835	3,267
Adjusted operating profit (b)	14,230	11,481	48,552	37,884

Net income (loss) (a)	(3,093)	(3,981)	(9,715)	(1,447)

Operating cash flows (a)	(5,603)	(6,651)	5,466	3,106
Adjusted operating cash generated (b)	14,605	15,857	50,698	40,357
Distributable free cash flow generated (b)	$14,623	$13,214	$49,262	$38,194

	As of	As of
	December 31, 2011	December 31, 2010

Distribution coverage quarters (b)	8.61	5.36

(a)	This is a GAAP financial measure.
(b)	This is a non-GAAP financial measure as defined by the Securities and Exchange Commission. Please see the reconciliation to GAAP measures or support calculation within this press release.

2011 Overview

“We are pleased with our fourth quarter and yearly results”, said Lawrence Miller, President and Chief Executive Officer. “2011 was a busy year for our company. We continue to grow and were able to acquire 17 cemeteries and 12 funeral homes during the year. As can be seen by our period over period comparison of results, we have increased our production based revenue and total GAAP revenues for the three months and year ended December 31, 2011. Further, in February of 2011 we were able to complete a follow-on public offering, and we have amended our credit facilities to improve our access to capital. We believe these transactions have given us the flexibility and access to capital that we need to pursue suitable acquisition targets and expand our business.” Other highlights from our year and fourth quarter are as follows:

•

For the year, we increased our production by 13.4%, as evidenced by the increase in the total value of cemetery contracts written, funeral home revenues and investment and other income (see “Production Based Revenue”).

•

At December 31, 2011, our net accounts receivable of $117.2 million and merchandise trust assets of $344.5 million exceeded our merchandise trust liability of $129.1 million by $332.6 million. As a result, we believe we are adequately funded to meet our future liability to deliver the goods and services that we have sold on a pre-need basis.

•

We continue to have a strong ratio of total liquid net assets to our cash distribution. Our distribution coverage (as discussed under “Distribution”) increased to 8.61 at December 31, 2011 compared to 5.36 at December 31, 2010.

•

We acquired 17 cemeteries and 12 funeral homes during the year. This includes 3 cemeteries and 3 funeral homes in Tennessee that we acquired on October 4, 2011 for $4.5 million in cash and 2 cemeteries and 1 funeral home that we acquired in Mississippi on November 3, 2011 for $1.3 million in cash.

•	In the aggregate, locations acquired in 2010 and 2011 are performing at levels better than we expected.

•	Deferred cemetery revenues were $441.9 million.

Further, on January 19, 2012, we amended our credit agreement to combine our credit facilities into one revolving credit facility, increased the borrowing commitment by $10.0 million, extended the maturity date to January 19, 2017 and amended the interest rate and certain financial covenants to terms that are more favorable to us.

Distribution

In January 2012, we announced that for the fourth quarter of 2011, we declared a distribution of $0.585. We made this decision after evaluating recent operating results, the impact of our capital restructuring, and the impact on our financial position due to our recent acquisitions. These occurrences led to a substantial buildup in our liquid net asset position as compared to prior periods, which we believe supports our decision to maintain our distribution. Such buildup is shown in the table below:

	As of	As of
	December 31, 2011	December 31, 2010
	(In thousands)

Liquid assets:

Cash and cash equivalents	$12,058	$7,535
Accounts receivable, net of allowance	48,837	45,149
Long-term accounts receivable, net of allowance	68,354	60,061
Merchandise trusts, restricted, at fair value	344,515	318,318

Total liquid assets	473,764	431,063

Liquid liabilities:

Accounts payable and accrued liabilities	26,428	23,444
Accrued interest	1,632	2,034
Current portion, long-term debt	1,487	1,386
Other long-term liabilities	2,830	3,687
Long-term debt	193,835	219,008
Deferred tax liabilities	16,968	18,331
Merchandise liability	129,109	113,356

Total liquid liabilities	372,289	381,246

Total liquid net assets	$101,475	$49,817

Distribution coverage quarters (a)	8.61	5.36

(a)	This is a measure of the ratio of liquid net assets to a quarterly distribution commitment. The quarterly distribution commitment is calculated by taking the end of the period outstanding common units (19,368,261 at December 31, 2011 and 15,577,571 at December 31, 2010, respectively) and multiplying these units by the declared distribution. This total is then added to the distribution due to the General Partner based upon the same variables.

Critical Financial Measures

Production Based Revenue (Non-GAAP)

We believe that “Production-based revenues” is the best measure of revenues generated during a period. It is also the revenue measure used by our senior management in evaluating periodic results.

Quarter to Date

The table below details the components of production based revenue for the three months ended December 31, 2011 and 2010 and reconciles it to GAAP revenues.

	Three months ended December 31,		Increase (Decrease) ($)	Increase (Decrease) (%)
	2011	2010
	(In thousands)

Value of pre-need cemetery contracts written	$32,336	$28,657	$3,679	12.8%
Value of at-need cemetery contracts written	19,731	19,211	520	2.7%
Investment income from trusts	13,361	12,461	900	7.2%
Interest income	1,284	1,267	17	1.3%
Funeral home revenues	8,406	7,388	1,018	13.8%
Other cemetery revenues	750	1,612	(862)	-53.5%

Total production based revenues	$75,868	$70,596	$5,272	7.5%

Less:
Increase in deferred sales revenue and investment income	(17,143)	(14,841)	(2,302)	15.5%

Total GAAP revenues	$58,725	$55,755	$2,970	5.3%

The overall increase in our production based revenues of 7.5% is driven by acquisitions we consummated.

The value of pre-need cemetery contracts written is the revenue source that has the most potential for organic growth. We believe that our ability to increase this revenue source in a soft economy is a testament to both our business plan and the talent of our sales force and bodes well for when the economy improves.

The value of at-need cemetery contracts written and funeral home revenues are more dependent upon death rates. On a non-GAAP basis, both the value of at-need contracts and the value of funeral home revenues increased.

Year to Date

The table below details the components of production based revenue for the years ended December 31, 2011 and 2010 and reconciles it to GAAP revenues.

	Year ended December 31,		Increase (Decrease) ($)	Increase (Decrease) (%)
	2011	2010
	(In thousands)

Value of pre-need cemetery contracts written	$122,789	$113,183	$9,606	8.5%
Value of at-need cemetery contracts written	79,501	71,764	7,737	10.8%
Investment income from trusts	38,943	28,511	10,432	36.6%
Interest income	5,864	5,649	215	3.8%
Funeral home revenues	31,163	25,546	5,617	22.0%
Other cemetery revenues	2,380	2,747	(367)	-13.4%

Total production based revenues	$280,640	$247,400	$33,240	13.4%

Less:
Increase in deferred sales revenue and investment income	(52,252)	(50,108)	(2,144)	4.3%

Total GAAP revenues	$228,388	$197,292	$31,096	15.8%

The overall increase in our production based revenues of 13.4% is driven by acquisitions we consummated. On a non-GAAP basis, we were able to increase the values of pre-need contracts, at-need contracts and funeral home revenues. In addition, in 2011, we recognized more income and capital gains in our trust funds than we did during 2010.

Adjusted Operating Profit and Profit Margin (Non-GAAP)

During a period of growth, operating profits as defined by GAAP will tend to lag adjusted operating profits because accounting rules require the deferral of all revenues and a portion of the costs associated with these revenues until such time that merchandise is delivered or services are performed. This creates a non-cash liability on our financial statements and delays the recognition of revenues and profit. Adjusted operating profits ignore these delays and present results based upon economic performance. Over time, operating profits and adjusted operating profits will match. The ratio of adjusted operating profit to production based revenues is a financial measure that the Company uses to evaluate its performance.

The table below presents adjusted operating profits and reconciles these amounts to GAAP operating profits for the three months and years ended December 31, 2011 and 2010:

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	(In thousands)		(In thousands)

Operating profit (loss)	$861	$(795)	$9,835	$3,267

Increase in applicable deferred revenues	17,143	14,841	52,252	50,108
Increase in deferred cost of goods sold and selling and obtaining costs	(3,774)	(2,565)	(13,535)	(15,491)

Adjusted operating profit	$14,230	$11,481	$48,552	$37,884

Quarter to Date

Adjusted operating profits increased during the three months ended December 31, 2011 as compared to the three months ended December 31, 2010. The main reason for the increase is in revenue growth, as we were able to grow our top-line revenues in every category except for other cemetery revenues. Further, this revenue growth outpaced our expense growth for the period. In addition, our adjusted operating profit for the three months ended December 31, 2011 was reduced by a one-time charge of $1.6 million that we incurred related to a retrospective workers compensation adjustment.

Year to Date

Adjusted operating profits increased during the year ended December 31, 2011 as compared to the year ended December 31, 2010. Similar to our fourth quarter of 2011, this increase was driven by revenue growth, as we were able to grow our top-line revenues in every category except for other cemetery revenues.

Capital Base

As of December 31, 2011, we had $150.0 million of Senior Notes outstanding which are due in 2017, $33.0 million outstanding on our revolving credit facility and $10.8 million outstanding on our acquisition credit facility. Further, on January 19, 2012, we amended our credit agreement to combine our acquisition and revolving credit facilities into one revolving credit facility, increase the borrowing commitment by $10.0 million, extend the maturity date to January 19, 2017 and amend the interest rate and certain financial covenants to terms that are more favorable to us. After taking those amendments into effect, at December 31, 2011, we had an unused line of credit of $86.2 million on our credit facility.

We believe the unused lines of credit in our credit facilities and our existing debt structure gives us ample flexibility to gain access to capital and pursue acquisition targets.

Our capital structure was also significantly improved in the first quarter of 2011 resulting from a public offering, subsequent pay-down of debt and amendments of our credit facilities. These transactions resulted in an improved capital structure as indicated in the table below:

	December 31, 2011	December 31, 2010
	(in thousands)

Debt due dates:

Debt on lines of credit	$43,750	$33,500
Senior Secured notes due 2012	—	35,000
Debt due within three years (a)	4,792	5,492
Debt due between three and five years	—	—
Debt due between five and ten years	150,000	150,000

Availability under credit lines:
Availability under the acquisition line of credit (b)	54,250	40,000
Availability under the revolving line of credit (b)	$22,000	$26,500

(a)	Debt due within three years includes smaller notes payable related to recent acquisitions.
(b)	On January 19, 2012, we amended our credit agreement to combine the acquisition and revolving lines of credit into one facility and to increase the overall availability under the credit line by $10.0 million.

The combined long-term and short-term debt on the balance sheet at December 31, 2011 and 2010 includes an unamortized bond discount of $3,220 and $3,598, respectively, which is not reflected in the table above.

Adjusted Operating Cash Flows and Distributable Free Cash Flow (Non-GAAP)

We define adjusted operating cash flows as operating cash flows plus or (minus):

•	Net inflows (outflows) to our merchandise trust.

•	Increases (decreases) in accounts receivable and other cash flow timing differences.

We define distributable free cash flow as adjusted operating cash flow plus or (minus):

•	Acquisition related costs.

•	(Maintenance capital expenditures).

•	Other investing cash inflows (outflows).

Our primary source of cash from which to pay partner distributions and make routine capital expenditures is operating cash flow. Over longer periods of time, operating cash flows should exceed the sum of routine capital expenditures and partner distributions. Over shorter periods of time, operating cash flows may be, and usually are, negatively affected by cash flow timing lags created by cash flows into our merchandise trusts (“net trust cash flows”) and changes in accounts receivable and other liquid assets net of liquid liabilities (“float adjustments”). Generally, during periods of growth, we would expect there to be net cash inflows into the trust and increases in accounts receivable.

Because of the timing of certain cash receipts, there will be occasions when we will decide to make a distribution in excess of operating cash flows, adjusted operating cash flows or distributable free cash flows. For both the three months and year ended December 31, 2011, operating cash flows were less than distributions, but adjusted operating cash flows were greater than distributions. Making this type of distribution represents a business decision on our part to not delay partner distributions until such time that cash flow timing issues have been settled. It is our opinion that such a decision is in the best interest of our unitholders. As discussed above in “Distribution”, we believe that we have significant liquidity to support our distribution.

The table below adjusts operating cash flows for the aforementioned timing differences to determine adjusted operating cash flow generated. From this amount, we net out other items to derive distributable free cash flow:

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	(In thousands)		(In thousands)

Operating cash flows (deficits)	$(5,603)	$(6,651)	$5,466	$3,106

Add: net cash inflows into the merchandise trust	12,208	12,017	23,889	13,517
Add: net increase in accounts receivable	3,732	3,343	9,241	15,357
Add: net decrease in merchandise liabilities	3,384	1,906	5,669	2,401

Deduct: net increase in accounts payable and accrued expenses	(2,158)	(740)	(868)	(516)
Other float related changes	3,042	5,982	7,301	6,492

Adjusted operating cash flow generated	14,605	15,857	50,698	40,357

Less: maintenance capital expenditures	(1,439)	(3,739)	(6,040)	(7,878)
Plus: growth capital expenditures reclassified as operating expenses and deducted from adjusted operating cash generated (a)	1,457	1,096	4,604	5,715

Distributable free cash flow generated	14,623	13,214	49,262	38,194

Cash on hand - beginning of the period	20,135	17,958	7,535	13,479

Distributable cash available during the year	34,758	31,172	56,797	51,673

Partner distributions made	$11,778	$9,102	$44,605	$32,443

(a)	We maintain an acquisition line of credit from which to make acquisitions and pay acquisition related costs. We utilize this line for these costs. Accordingly, distributable free cash flow is not negatively impacted by amounts spent on acquisitions that are recorded as expenses.

For the year ended December 31, 2011, we were able to increase our adjusted operating cash flow and distributable free cash flow. As can be seen in the table above, operating cash flows have been negatively impacted by the buildup in merchandise trust assets and accounts receivable. We consider both distributable free cash flow generated and cash on hand in making our distribution decision. At December 31, 2011, we had $12.1 million in cash on hand. Distributable cash available during the year was greater than distributions by $12.2 million or 27.3% for the year ended December 31, 2011.

Discussion of GAAP Results

GAAP accounting requires that we defer the value of contracts written and investment income earned from trusts until such time as the underlying merchandise is delivered or the service is performed. Accordingly, periodic changes in GAAP revenue are not necessarily indicative of changes in either the volume or pricing on contracts originated during the period, but rather changes in the timing of when merchandise is delivered or services are performed.

Revenues

Revenues increased by $3.0 million, or 5.3%, to $58.7 million during the three months ended December 31, 2011 from $55.7 million during the three months ended December 31, 2010. Our GAAP revenues for the period have been impacted by timing difference caused by the deferral of certain revenue items as noted above. On a non-GAAP basis, investment income from trusts increased by $0.9 million, but on a GAAP basis, investment income from trusts has increased by $2.1 million as we have met the requirements related to these earnings that allow us to recognize them as revenue. Further, revenue recognized from pre-need and at-need contracts, which is net of deferred amounts, increased by $0.9 million and recognized funeral home revenue increased by $0.8 million. These increases were slightly offset by a decrease in other income of $0.8 million.

Revenues increased by $31.1 million, or 15.8%, to $228.4 million during the year ended December 31, 2011 from $197.3 million during the year ended December 31, 2010. Our GAAP revenues for this period have also been impacted by timing difference from the deferral of certain revenue items. The increase in revenues is primarily caused by an increase in revenue recognized from pre-need and at-need contracts which collectively increased by $21.3 million on a GAAP basis. Investment income from trusts increased on a non-GAAP basis by $10.4 million, but on a GAAP basis, investment income from trusts has only increased by $5.2 million as we have not met the requirements related to these earnings that allow us to recognize them as revenue. Further, recognized funeral home revenue, net of deferred amounts, increased by $4.9 million.

Operating Profit (Loss)

Operating profit increased by $1.7 million, to $0.9 million during the three months ended December 31, 2011 from an operating loss of $0.8 million during the three months ended December 31, 2010. For the year ended December 31, 2011, operating profit increased by $6.6 million, to $9.8 million, from $3.2 million during the year ended December 31, 2010.

During the three months and year ended December 31, 2011, we recognized more revenue, and more of the associated costs from our acquisitions, than we did in the comparable periods of the prior year. We typically have greater deferrals in the periods following large acquisitions as we have an increase in sales from our pre-need programs, but do not begin to service and deliver the products sold until later periods. Therefore, the acquisitions that we made during 2010 contributed less to the results of the three months and year ended December 31, 2010, than they did to the same periods in 2011. Further, the increase in our operating profit for both the three months and year ended December 31, 2011 was driven by increases in investment income from trusts. In addition, our operating profit for the three months and year ended December 31, 2011 was reduced by a one-time charge of $1.6 million that we incurred related to a retrospective workers compensation adjustment.

Net Income (Loss)

The table below breaks out significant changes to net loss for the three months and year ended December 31, 2011 compared to the same periods during 2010:

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	(in thousands)

Operating profit	$861	$(795)	$9,835	$3,267

Gain on sale of funeral home	92	—	92	—
Expenses related to refinancing	—	—	453	—
Gain on acquisition	—	—	—	7,152
Early extinguishment of debt	—	—	4,010	—
Increase in fair value of interest rate swaps	—	87	—	4,724
Interest expense	4,932	5,974	19,198	21,973

Loss before income taxes	(3,979)	(6,682)	(13,734)	(6,830)

Total income tax benefit	(886)	(2,701)	(4,019)	(5,383)

Net loss	$(3,093)	$(3,981)	$(9,715)	$(1,447)

The overall decrease in the net loss for the three months ended December 31, 2011 as opposed to the three months ended December 31, 2010 was primarily related to the aforementioned increase in operating profit and the following:

•	A $1.0 million decrease in interest expense.

•	A $1.8 million decrease in the benefit from income tax expense.

The overall increase in the net loss for the year ended December 31, 2011 as opposed to the year ended December 31, 2010 was primarily related to the aforementioned increase in operating profit and the following:

•	Refinancing costs of $0.4 million incurred in 2011.

•

A recorded gain on the acquisition of cemetery properties of $7.2 million in 2010. The gain represents the amount by which the fair value of net assets acquired was greater than the consideration paid.

•	The payment of a $4.0 million make-whole premium related to the early repayment of our $35.0 million in Senior Secured Notes during 2011.

•

A change in the value of interest rate swaps and a payment received in connection with the termination of the interest swaps in the fourth quarter of 2010 which resulted in a gain of $4.7 million during 2010.

•	A $2.8 million decrease in interest expense.

•	A $1.4 million decrease in the benefit from income tax expense.

Backlog

Backlog is a measurement of the future operating profit benefit that will be derived from customer contracts that have been executed for which we have not as of yet met the GAAP-based revenue recognition criteria and is equal to:

•	deferred cemetery revenues and investment income;

•	less deferred selling and obtaining costs.

Backlog does not include deferred unrealized gains and losses on merchandise trust assets.

We believe there are no material costs or significant uncertainties remaining to be determined or accrued for us to be able to realize the cash benefit of this future operating profit.

At December 31, 2011, our backlog was $381.3 million. This is an increase of $63.5 million from $317.8 million at December 31, 2010. This build up in backlog relates primarily to business generated at our newly acquired properties and will be reflected in GAAP revenue as we deliver the underlying merchandise and perform the underlying services.

Investor Conference Call

An investors’ conference call to review the 2011 results will be held on Thursday, March 15th, 2012, at 10:00 a.m. Eastern Time. The conference call can be accessed by calling (800) 272-9104. An audio replay of the conference call will be available by calling (800) 633-8284 through 12:00 a.m. Eastern Time on March 29, 2012. The reservation number for the audio replay is as follows: 21575389. The audio replay of the conference call will also be archived on StoneMor’s website at http://www.stonemor.com.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Levittown, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 274 cemeteries and 69 funeral homes in 26 states and Puerto Rico. StoneMor is the only publicly traded deathcare company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise.

For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the Investor Relations section, at http://stonemor.com.

Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management, assumptions regarding our future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These forward- looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following: uncertainties associated with future revenue and revenue growth; the effect of the current economic downturn; the impact of our significant leverage on our operating plans; our ability to service our debt and pay distributions; the decline in the fair value of certain equity and debt securities held in our trusts; our ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; increased use of cremation; changes in the death rate; changes in the political or regulatory environments, including potential changes in tax accounting and trusting policies; our ability to successfully implement a strategic plan relating to producing operating improvements, strong cash flows and further deleveraging; our ability to successfully compete in the cemetery and funeral home industry; uncertainties associated with the integration or anticipated benefits of our recent acquisitions or any future acquisitions; our ability to complete and fund additional acquisitions; our ability to maintain effective disclosure controls and procedures and internal control over financial reporting; the effect of cybersecurity attacks due to our significant reliance on information technology; uncertainties relating to the financial condition of third-party insurance companies that fund our pre-need funeral contracts; and various other uncertainties associated with the death care industry and our operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

Production Based Revenue

We present production based revenue because management believes it provides for a useful measure of both the value of contracts written and investment and other income generated during a given period and is a critical component of adjusted operating profit.

Production based revenue is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

Adjusted Operating Profit

We present Adjusted Operating Profit because management believes it provides for a useful measure of economic value added by presenting an effective matching of the value of current and future revenue sources generated within a given period to the cost of producing such revenue and managing our day to day operations within that same period. It is a significant measure that we believe is an indicator of eventual profit generated within a given period of time.

Adjusted Operating Profit is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

Adjusted Operating Cash Generated

We present adjusted operating cash generated revenue because management believes it provides for a useful measure of the amount of cash generated that is available to make capital expenditures and partner distributions once all cash flow timing issues have been settled.

Adjusted operating cash generated is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

Distributable Free Cash Flow

We present Distributable Free Cash Flow because management believes this information is a useful adjunct to Net Cash Provided by (Used in) Operating Activities under GAAP. Distributable Free Cash Flow is a significant liquidity metric that we believe is an indicator of our ability to generate cash flow during any quarter at a level sufficient to pay the minimum quarterly cash distribution to the holders of our common units and for other purposes, such as repaying debt and expanding through strategic investments.

Distributable Free Cash Flow is similar to quantitative standards of free cash flow used throughout the deathcare industry and to quantitative standards of distributable cash flow used throughout the investment community with respect to publicly traded partnerships, but is not intended to be a prediction of the future. However, our calculation of distributable free cash flow may not be consistent with calculations of free cash flow, distributable cash flow or other similarly titled measures of other companies. Distributable Free Cash Flow is not a measure of financial performance and should not be considered as an alternative to cash flows from operating, investing, or financing activities.

StoneMor Partners L.P.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$12,058	$7,535
Accounts receivable, net of allowance	48,837	45,149
Prepaid expenses	4,266	3,783
Other current assets	16,336	9,002

Total current assets	81,497	65,469

Long-term accounts receivable, net of allowance	68,354	60,061
Cemetery property	298,938	283,460
Property and equipment, net of accumulated depreciation	73,777	66,249
Merchandise trusts, restricted, at fair value	344,515	318,318
Perpetual care trusts, restricted, at fair value	254,679	249,690
Deferred financing costs, net of accumulated amortization	8,817	9,801
Deferred selling and obtaining costs	68,542	59,422
Deferred tax assets	415	605
Goodwill	36,439	18,153
Other assets	13,152	14,364

Total assets	$1,249,125	$1,145,592

Liabilities and partners’ capital
Current liabilities:
Accounts payable and accrued liabilities	$26,428	$23,444
Accrued interest	1,632	2,034
Current portion, long-term debt	1,487	1,386

Total current liabilities	29,547	26,864

Other long-term liabilities	2,830	3,687
Long-term debt	193,835	219,008
Deferred cemetery revenues, net	441,878	386,465
Deferred tax liabilities	16,968	18,331
Merchandise liability	129,109	113,356
Perpetual care trust corpus	254,679	249,690

Total liabilities	1,068,846	1,017,401

Commitments and contingencies

Partners’ capital
General partner	2,192	1,809
Common partners	178,087	126,382

Total partners’ capital	180,279	128,191

Total liabilities and partners’ capital	$1,249,125	$1,145,592

See accompanying notes to the Consolidated Financial Statements on the Annual Report to be filed on Form 10-K for the year ended December 31, 2011.

StoneMor Partners L.P.

Condensed Consolidated Statement of Operations

(in thousands, except unit data)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	(Unaudited)
Revenues:
Cemetery
Merchandise	$26,811	$26,322	$108,088	$94,898
Services	11,298	11,389	46,995	40,951
Investment and other	12,406	10,657	42,901	35,897
Funeral home
Merchandise	3,673	3,057	12,810	10,435
Services	4,537	4,330	17,594	15,111

Total revenues	58,725	55,755	228,388	197,292

Costs and Expenses:
Cost of goods sold (exclusive of depreciation shown separately below):
Perpetual care	1,630	1,367	5,727	5,094
Merchandise	5,116	5,969	20,388	18,435
Cemetery expense	14,285	13,945	57,145	48,784
Selling expense	11,368	10,864	45,291	38,245
General and administrative expense	8,975	6,505	29,544	24,591
Corporate overhead (including $197 and $168 in unit-based compensation for the three months ended December 31, 2011 and 2010, and $773 and $711 for the years ended December 31, 2011 and 2010, respectively)	6,194	8,325	23,766	24,379
Depreciation and amortization	2,160	2,640	8,534	8,845
Funeral home expense
Merchandise	1,276	1,168	4,473	4,001
Services	3,261	2,868	11,717	9,752
Other	2,142	1,803	7,364	6,184
Acquisition related costs	1,457	1,096	4,604	5,715

Total cost and expenses	57,864	56,550	218,553	194,025

Operating profit (loss)	861	(795)	9,835	3,267

Gain on sale of funeral home	92	—	92	—
Gain on acquisitions	—		—	7,152
Early extinguishment of debt	—	—	4,010	—
Increase in fair value of interest rate swaps	—	87	—	4,724
Expenses related to refinancing	—	—	453	—
Interest expense	4,932	5,974	19,198	21,973

Loss before income taxes	(3,979)	(6,682)	(13,734)	(6,830)

Income tax expense (benefit)
State	128	(279)	(701)	(245)
Federal	(1,014)	(2,422)	(3,318)	(5,138)

Total income tax expense (benefit)	(886)	(2,701)	(4,019)	(5,383)

Net loss	$(3,093)	$(3,981)	$(9,715)	$(1,447)

General partners’ interest in net loss for the period	$(62)	$(80)	$(194)	$(29)
Limited partners’ interest in net loss for the period	$(3,031)	$(3,901)	$(9,521)	$(1,418)

Net loss per limited partner unit (basic and diluted)	$(.16)	$(.25)	$(.50)	$(.10)

Weighted average number of limited partners’ units outstanding (basic and diluted)	19,364	15,570	18,947	14,133

Distributions declared per unit	$.585	$.575	$2.34	$2.25

See accompanying notes to the Consolidated Financial Statements on the Annual Report to be filed on Form 10-K for the year ended December 31, 2011.

StoneMor Partners L.P.

Condensed Consolidated Statement of Cash Flows

(in thousands)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	(Unaudited)
Operating activities:
Net loss	$(3,093)	$(3,981)	$(9,715)	$(1,447)
Adjustments to reconcile net loss to net cash provided by operating activities:
Cost of lots sold	1,660	2,710	6,664	7,124
Depreciation and amortization	2,160	2,640	8,534	8,845
Unit-based compensation	197	168	773	711
Accretion of debt discount	404	88	1,354	340
Change in fair value of interest rate swaps	—	1,956	—	(2,681)
Write-off of deferred financing fees	—	—	453	—
Gain on sale of funeral home	(92)	—	(92)	—
Gain on acquisitions	—	—	—	(7,152)
Fees paid related to early extinguishment of debt	—	—	4,010	—
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(3,732)	(3,343)	(9,241)	(15,357)
Allowance for doubtful accounts	(1,380)	(1,780)	2,217	951
Merchandise trust fund	(12,208)	(12,017)	(23,889)	(13,517)
Prepaid expenses	687	216	1,273	(252)
Other current assets	(1,331)	(1,795)	(7,355)	(3,836)
Other assets	47	(376)	291	143
Accounts payable and accrued and other liabilities	2,158	740	868	516
Deferred selling and obtaining costs	(2,722)	(1,885)	(9,120)	(9,640)
Deferred cemetery revenue	16,038	14,332	47,598	46,060
Deferred taxes (net)	(1,012)	(2,418)	(3,488)	(5,301)
Merchandise liability	(3,384)	(1,906)	(5,669)	(2,401)

Net cash provided by (used in) operating activities	(5,603)	(6,651)	5,466	3,106

Investing activities:

Cash paid for cemetery property	(2,868)	(359)	(7,126)	(2,200)
Purchase of subsidiaries	(5,842)	(665)	(16,142)	(39,127)
Proceeds from divestiture of funeral home	122	—	122	—
Cash paid for management agreements	—	—	—	(346)
Cash paid for property and equipment	(1,439)	(3,739)	(6,040)	(7,878)

Net cash used in investing activities	(10,027)	(4,763)	(29,186)	(49,551)

Financing activities:
Cash distribution	(11,778)	(9,102)	(44,605)	(32,443)
Additional borrowings on long-term debt	20,250	11,764	48,050	75,400
Repayments of long-term debt	(694)	(784)	(75,184)	(41,712)
Proceeds from public offering	—	(611)	103,207	38,891
Proceeds from general partner contribution	16	7	2,262	1,038
Fees paid related to early extinguishment of debt	—	—	(4,010)	—
Cost of financing activities	(241)	(283)	(1,477)	(673)

Net cash provided by financing activities	7,553	991	28,243	40,501

Net increase (decrease) in cash and cash equivalents	(8,077)	(10,423)	4,523	(5,944)
Cash and cash equivalents - Beginning of period	20,135	17,958	7,535	13,479

Cash and cash equivalents - End of period	$12,058	$7,535	$12,058	$7,535

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$8,233	$9,373	$18,130	$21,433
Cash paid during the period for income taxes	$210	$450	$2,452	$1,411

Non-cash investing and financing activities
Acquisition of assets by financing	$57	$—	$294	$—
Issuance of limited partner units for cemetery acquisition	$—	$—	$264	$5,785
Acquisition of assets by assumption of directly related liability	$—	$—	$—	$2,532

See accompanying notes to the Consolidated Financial Statements on the Annual Report to be filed on Form 10-K for the year ended December 31, 2011.